                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / CONFIDENTIAL, FOR USE OF THE
      COMMISSION ONLY (AS PERMITTED BY
      RULE 14A-6(E)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                  eSpeed, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

      (5) Total fee paid:


--------------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:


--------------------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------

      (3) Filing Party:


--------------------------------------------------------------------------------

      (4) Date Filed:


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                                       2

                                                                   [eSpeed Logo]










                               September 22, 2000

Dear Stockholder:

      You are cordially invited to attend our 2000 Annual Meeting of Stockholders, which will be held at the Marriott World Trade Center Hotel, Three World Trade Center, New York, New York, on Thursday, October 26, 2000, commencing at 10:00 a.m. (local time). We look forward to greeting as many of our stockholders as are able to be with us.

      At the meeting, you will be asked to consider and vote upon (i) the election of seven (7) directors; (ii) the approval of an additional investment right in the Class A Common Stock by Williams Energy Marketing & Trading Company and Dynegy Inc.; and (iii) such other business as may properly come before the meeting and any adjournment thereof.

      We hope you will find it convenient to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND, TO ASSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, for which a return envelope is provided. No postage need be affixed to the Proxy if it is mailed in the United States.

      Our Annual Report for the fiscal year ended December 31, 1999 is being mailed to you together with the enclosed proxy materials.

                                          Sincerely,




                                          Howard W. Lutnick
                                          Chairman of the Board of Directors
                                  eSpeed, Inc.
                       One World Trade Center, 103rd Floor
                               New York, NY 10048
                                 (212) 938-3773

                    Notice of Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our Annual Meeting of Stockholders (the "Annual Meeting") will be held at the Marriott World Trade Center Hotel, Three World Trade Center, New York, New York, on Thursday, October 26, 2000, commencing at 10:00 a.m. (local time), for the following purposes:

      (1) To elect seven directors to hold office until the next annual meeting and until their successors are duly elected and qualified;

      (2) To approve an additional investment right in the Class A Common Stock by Williams Energy Marketing & Trading Company and Dynegy Inc.; and

      (3) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only holders of record of the Class A Common Stock or the Class B Common Stock at the close of business on September 18, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                    By Order of the Board of Directors,



                                    STEPHEN M. MERKEL
                                    Secretary

September 22, 2000


                             YOUR VOTE IS IMPORTANT.
             PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
                     AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                  eSpeed, Inc.
                       One World Trade Center, 103rd Floor
                               New York, NY 10048
                                 (212) 938-3773

                                 PROXY STATEMENT

      This Proxy Statement is being furnished in connection with the solicitation of Proxies by and on behalf of our Board of Directors to be used at our Annual Meeting of Stockholders to be held on Thursday, October 26, 2000, and at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. Our Annual Report for the fiscal year ended December 31, 1999 accompanies this Proxy Statement. This Proxy Statement and accompanying materials are expected to be first sent or given to our stockholders on or about September 26, 2000.

      The close of business on September 18, 2000 has been fixed as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of record as of that date of shares of our Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), or of our Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), are entitled to notice of and to vote at the Annual Meeting. The Class A Common Stock and the Class B Common Stock are sometimes collectively referred to herein as the "Common Equity."

      Each share of the Class A Common Stock entitles the holder thereof to one vote per share on each matter presented to the stockholders for approval at the Annual Meeting. Each share of the Class B Common Stock entitles the holder thereof to ten votes per share on each matter presented to the stockholders for approval at the Annual Meeting. On September 1, 2000, there were 16,160,238 shares of the Class A Common Stock and 35,685,581 shares of the Class B Common Stock, for a total of 51,845,819 shares of the Common Equity, outstanding and entitled to vote.

      Execution of a Proxy by a stockholder will not affect such stockholder's right to attend the Annual Meeting and to vote in person. Any stockholder who executes a Proxy has a right to revoke it at any time before it is voted by advising Stephen M. Merkel, our Secretary, in writing of such revocation, by executing a later-dated Proxy which is presented to us at or prior to the Annual Meeting, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy. We have retained D.F. King & Co., Inc. to assist in the solicitation of Proxies.

      The required quorum for the transaction of business at the Annual Meeting is a majority of the collective voting power represented by the shares of the Common Equity issued and outstanding on the Record Date (the "Total Voting Power"), which shares must be present in person or represented by Proxy at the Annual Meeting. Assuming a quorum, the nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. The proposal to approve an additional investment right in the Class A Common Stock by Williams Energy Marketing & Trading Company ("WEM&T") and Dynegy Inc. ("Dynegy") (together, the "Additional Investment Right") requires the affirmative vote of a majority of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on such proposal.

      With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect. With regard to the proposal to approve the Additional Investment Right, stockholders may vote in favor of or against such proposal, or they may abstain. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will have the same effect as a vote against the proposal to approve the Additional Investment Right. Broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors or the proposal to approve the Additional Investment Right.

      Unless specified otherwise, the Proxies will be voted FOR the election of all the nominees to serve as our directors until the next annual meeting and until their successors are duly elected and qualified and FOR the approval of the Additional Investment Right. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

      Our principal executive offices are located at One World Trade Center, 103rd Floor, New York, NY 10048, and our telephone number there is (212) 938-3773.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

    Our Board of Directors is comprised of seven members. The names of the seven nominees for election as directors are set forth below. All of the nominees are to be elected at the Annual Meeting and until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board of Directors does not now expect), our Board of Directors reserves the right to nominate another person or to vote to reduce the size of our Board of Directors. In the event another person is nominated, the Proxy holders intend to vote the shares to which the Proxy relates for the election of the person nominated by our Board of Directors. There is no cumulative voting for directors.

                                               Director Principal Occupations During the Last
Name                      Age     Since        Five Years; Other Directorships
----                      ---     -----        -------------------------------

Howard W. Lutnick          39      1999        Mr. Lutnick has been our Chairman of our Board
                                               of Directors and Chief Executive Officer since
                                               June 1999. Mr. Lutnick joined Cantor Fitzgerald,
                                               L.P. (together with its affiliates, "Cantor") in
                                               1983 and has served as President and Chief
                                               Executive Officer of Cantor since 1991. Mr.
                                               Lutnick's company, CF Group Management, Inc., is
                                               the managing general partner of Cantor. Mr.
                                               Lutnick serves as co-chairman of the Cantor
                                               Exchange(SM). Mr. Lutnick is a member of the
                                               Executive Committee of the Intrepid Museum
                                               Foundation's Board of Trustees, the Zachary and
                                               Elizabeth M. Fisher Center for Alzheimer's
                                               Disease Research at Rockefeller University, the
                                               Board of Managers of Haverford College, the
                                               Board of Directors of City Harvest and the Board
                                               of Directors of New York City Public/Private
                                               Initiatives, Inc.

Frederick T. Varacchi       34      1999       Mr. Varacchi has been our President and Chief
                                               Operating Officer since June 1999. Mr. Varacchi
                                               has been an Executive Managing Director and the
                                               Chief Operating Officer of Cantor since October
                                               1999. From March 1998 to October 1999, he served
                                               as Senior Managing Director and Chief
                                               Information Officer of Cantor. Before joining
                                               Cantor, Mr. Varacchi was Senior Vice President
                                               and Chief Technology Officer of Greenwich
                                               Natwest, a financial services division of
                                               National Westminster Bank, overseeing
                                               information technology for the company from
                                               January 1995 to February 1998. From March 1990
                                               to January 1995, Mr. Varacchi worked for Chase
                                               Manhattan Bank, where he held a variety of
                                               senior technology positions, including Head of
                                               Global Network Systems for Private Banking. From
                                               January 1989 to March 1990, Mr. Varacchi served
                                               in a variety of positions with Salomon Smith
                                               Barney, including as Head of Front Office
                                               Systems. Mr. Varacchi is a member of the Board
                                               of Directors of Expert Ease Software, Inc.

Douglas B. Gardner          38      1999       Mr. Gardner has been our Vice Chairman since
                                               June 1999. Mr. Gardner has been an Executive
                                               Managing Director of Cantor since October 1999.
                                               He previously served as Senior Managing Director
                                               and Chief Administrative Officer of Cantor from
                                               January 1994 to October 1999, where he was
                                               responsible for overseeing all worldwide finance
                                               and support related functions. Mr. Gardner
                                               serves as a director and is on the executive and
                                               finance committees of the Cantor Exchange(SM).
                                               Prior to joining Cantor, Mr. Gardner was a
                                               partner of DG Equities, a commercial and
                                               residential real estate developer and owner.
                                               From 1983 to 1985, Mr. Gardner was associated
                                               with Lehman Brothers in the High-Technology
                                               Division of its Corporate Finance Department.

                                               Director Principal Occupations During the Last
Name                      Age     Since        Five Years; Other Directorships
----                      ---     -----        -------------------------------

Richard C. Breeden          50      1999       Mr. Breeden has been our director since December
                                               1999. Mr. Breeden has been Chairman of the Board
                                               and Chief Executive Officer of Equivest Finance,
                                               Inc., a publicly traded vacation ownership
                                               company, since October 1997 and President since
                                               October 1998. Mr. Breeden has served as Trustee
                                               for the Bennett Funding Group, Inc. since 1996.
                                               Mr. Breeden also has served as President of
                                               Richard C. Breeden & Co., a consulting firm,
                                               since 1996. From 1993 to 1996, Mr. Breeden
                                               served as Chairman of the worldwide financial
                                               services practice of Coopers & Lybrand and, from
                                               1989 to 1993, Mr. Breeden was Chairman of the
                                               U.S. Securities and Exchange Commission. Mr.
                                               Breeden was a director of The Philadelphia Stock
                                               Exchange, Inc.

Larry R. Carter             57      1999       Mr. Carter has been our director since December
                                               1999. Mr. Carter joined Cisco Systems, a
                                               computer technology company, in January 1995 as
                                               Vice President, Finance and Administration and
                                               as Chief Financial Officer and Secretary. In
                                               July 1997, he was promoted to Senior Vice
                                               President, Finance and Administration, Chief
                                               Financial Officer and Secretary. From 1992 to
                                               January 1995, Mr. Carter was Vice President and
                                               Corporate Controller at Advanced Micro Devices.
                                               His career also includes four years with
                                               V.L.S.I. Technology Inc. as Vice President,
                                               Finance and Chief Financial Officer and two
                                               years at S.G.S. Thompson Microelectronics Inc.
                                               as Vice President, Finance, Administration and
                                               Chief Financial Officer. He also spent 19 years
                                               at Motorola, Inc., where he held a variety of
                                               financial positions, the last being Vice
                                               President and Controller, M.O.S. Group. Mr.
                                               Carter is on the Board of Directors of Network
                                               Appliance, Inc., Ultratech Stepper, Inc. and
                                               QLogic Corporation.

William J. Moran            59      1999       Mr. Moran has been our director since December
                                               1999. Mr. Moran joined the Chase Manhattan
                                               Corporation and the Chase Manhattan Bank in 1975
                                               as Internal Control Executive. After several
                                               promotions, Mr. Moran was named General Auditor
                                               in 1992, Executive Vice President in 1997 and a
                                               member of the Management Committee in 1999.
                                               Before joining Chase, Mr. Moran was with the
                                               accounting firm of Peat, Marwick, Mitchell & Co.
                                               for nine years.

Joseph P. Shea              46      1999       Mr. Shea has been our director since December
                                               1999. Mr. Shea has been with Cantor since 1989.
                                               He has been Executive Managing Director since
                                               October 1999, was Senior Managing Director in
                                               charge of U.S. taxable fixed income securities
                                               from 1997 to 1999, was Managing Director of the
                                               corporate bond and U.S. government agency
                                               securities departments from 1995 to 1997 and was
                                               Managing Director of the corporate bond
                                               department from 1989 to 1995.

Vote Required For Approval

      The seven nominees receiving a plurality of the Total Voting Power present in person or by Proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors.

Recommendation of our Board of Directors

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTORS.

Compensation of Directors

      Directors who are also our employees do not receive additional compensation for serving as directors. We have granted our non-employee directors options to purchase 20,000 shares of the Class A Common Stock at an exercise price per share equal to $22.00, which was the initial public offering price of the Class A Common Stock on December 10, 1999. Any other options to be granted to non-employee directors will be in amounts to be determined by our Board of Directors. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees of our Board of Directors.

Meetings and Committees of the Board

      Our Board of Directors held no meetings and acted by written consent 12 times during the year ended December 31, 1999.

      Our Board of Directors has an Audit Committee and a Compensation Committee. The members of our Audit Committee are presently Messrs. Breeden, Carter and Moran, all of whom are independent directors (as defined in the applicable listing standards of the National Association of Securities Dealers, Inc.). Our Audit Committee selects the independent auditors, consults with such auditors and with management with regard to the adequacy of our internal accounting controls and considers any non-audit functions to be performed by the independent auditors. The Audit Committee did not hold any meetings or act by written consent during the year ended December 31, 1999. Our Board of Directors has adopted a written charter for the Audit Committee, which is attached as Appendix A to this Proxy Statement.

      The members of our Compensation Committee are presently Messrs. Breeden, Carter and Moran, all of whom are independent directors. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering our stock option and stock purchase plans.

EXECUTIVE OFFICERS

      Our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors. In September 2000, Jeffrey G. Goldflam replaced Kevin C. Piccoli as our Senior Vice President and Chief Financial Officer. The executive officers (other than Messrs. Goldflam and Merkel), their respective ages and positions and certain other information with respect to each of them are set forth herein under the section entitled "Election of Directors."

      Jeffrey G. Goldflam. Mr. Goldflam has been our Senior Vice President and Chief Financial Officer since September 2000. From July 1995 to September 2000, Mr. Goldflam was Executive Vice President and Chief Financial Officer of Fimat USA, Inc., a wholly-owned subsidiary of Societe Generale Bank, a French bank, and from August 1989 to July 1995, he was Executive Vice President and Chief Financial Officer of Brody, White & Co., a financial services firm that was acquired by Fimat USA, Inc. in 1995. Prior to 1989, Mr. Goldflam was Senior Vice President, Treasurer and a member of the Board of Directors of Thomson McKinnon Securities Inc., a financial services firm.

      Stephen M. Merkel. Mr. Merkel has been our Senior Vice President, General Counsel and Secretary since June 1999. Mr. Merkel has also been Senior Vice President, General Counsel and Secretary of Cantor since 1993, where he is responsible for Cantor's legal, compliance, tax, risk and credit departments. Mr. Merkel serves as a director and Secretary of the Cantor Exchange(SM). Prior to joining Cantor, Mr. Merkel was Vice President and Assistant General Counsel of Goldman Sachs & Co. from February 1990 to May 1993. From September 1985 to January 1990, Mr. Merkel was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison.

                             EXECUTIVE COMPENSATION

      The following table provides certain summary information concerning all compensation earned by our Chief Executive Officer and each of our other four most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 1999 exceeded $100,000 in the aggregate (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                                    Long-Term
                                          March 10, 1999       Compensation Awards
                                         through December    ----------------------
                                             31, 1999              Securities
Name and Principal Position     Year    Compensation-Salary  Underlying Options (#)
---------------------------     ----    -------------------  ----------------------


Howard W. Lutnick.........      1999         $280,000             2,500,000
  Chairman and Chief
  Executive Officer

Frederick T. Varacchi.....      1999          400,000              800,000
  President and Chief
  Operating Officer

Douglas B. Gardner........      1999          200,000              375,000
  Vice Chairman

Kevin C. Piccoli(1).......      1999          100,000              65,000
  Senior Vice President
  and Chief Financial
  Officer

Stephen M. Merkel.........      1999          120,000              100,000
  Senior Vice President
  and General Counsel

-------------
(1) In September 2000, Jeffrey G. Goldflam replaced Kevin C. Piccoli as our Senior Vice President and Chief Financial Officer. Mr. Goldflam is paid an annual salary equal to Mr. Piccoli's and he has been granted options to purchase 65,000 shares of the Class A Common Stock.

The following table sets forth the options granted during 1999 and the value of the options held on December 31, 1999 by our Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR

                            Individual Grants
-----------------------------------------------------------------------------------------------------
                                            Percent
                                            of Total
                                Number       Options
                                  of         Granted
                                Shares         to        Exercise
                              Underlying    Employees     or Base
                               Options         in          Price      Expiration      Grant Date
 Name                          Granted        1999       ($/share)       Date     Present Value ($)(3)
 ----                          -------        ----       ---------       ----     --------------------

 Howard W. Lutnick..........  2,000,000(1)    34.9%        $22.00      12/09/09      $  29,089,173

 Howard W. Lutnick..........  500,000(2)       8.7%        $22.00      12/09/04      $  5,344,797

 Frederick T. Varacchi......  800,000(1)      13.9%        $22.00      12/09/09      $  11,635,669

 Douglas B. Gardner.........  375,000(1)       6.5%        $22,00      12/09/09      $  5,454,220

 Kevin C. Piccoli...........  65,000(1)        1.1%        $22.00      12/09/09      $    945,398

 Stephen M. Merkel..........  100,000(1)       1.7%        $22.00      12/09/09      $  1,454,459

(1) The options vest and become exercisable in five annual installments beginning December 10, 2000.

(2)   These options are immediately vested and exercisable.

(3) The fair value of the options was estimated using a modified Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 6%, no expected dividends, expected stock price volatility of 55 and assumed to be exercised at 80% of their original life.

      The following table provides information, with respect to the Named Executive Officers, concerning options held as of December 31, 1999.

               Aggregated Option/SAR Exercises In Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                                         Number of Securities
                                                                        Underlying Unexercised            Value of Unexercised
                                                                        Options/SARs at Fiscal       In-the-Money Options/ SARs at
                                         Shares          Value               Year-End (#)                 Fiscal Year-End($)(1)
                                       Acquired on    Realized on    -----------------------------  ------------------------------
                Name                  Exercise (#)   Exercise ($)     Exercisable   Unexercisable    Exercisable    Unexercisable
------------------------------------- -------------  -------------   -------------  --------------  ------------   ---------------
Howard W. Lutnick....................       0             --           500,000           2,000,000   $6,781,250       $27,125,000

Frederick T. Varacchi................       0             --              0                800,000       0             10,850,000

Douglas B. Gardner...................       0             --              0                375,000       0              5,085,938

Kevin C. Piccoli.....................       0             --              0                 65,000       0                881,563

Stephen M. Merkel....................       0             --              0                100,000       0              1,356,250

(1) Based on the last reported sales price of $35.5625 for the Class A Common Stock on December 31, 1999.

           Compensation Committee Interlock and Insider Participation

      The Compensation Committee of our Board of Directors consists of Messrs. Breeden, Carter and Moran. All of the members of the Compensation Committee are independent directors and are not former officers. During 1999, none of our executive officers served as a member of the Board of Directors or on the compensation committee of a corporation where any of its executive officers served on our Compensation Committee or on our Board of Directors.

     Report of the Compensation Committee and our 1999 Board of Directors on
                             Executive Compensation

      The Compensation Committee reviews and recommends to our Board of Directors for its approval the salaries and bonuses of our executive officers, including our five executive officers - Howard W. Lutnick, Chairman of the Board and Chief Executive Officer; Frederick T. Varacchi, President and Chief Operating Officer; Douglas B. Gardner, Vice Chairman; Jeffrey G. Goldflam, Senior Vice President and Chief Financial Officer; and Stephen M. Merkel, Senior Vice President, General Counsel and Secretary. In addition, the Compensation Committee grants stock options under our stock option plan and administers our stock option and stock purchase plans. However, since the Compensation Committee was established by our Board of Directors in connection with our initial public offering in December 1999, compensation for 1999 and stock option issuances in 1999 were determined by our Board of Directors prior to our initial public offering ("1999 Board of Directors"). Our 1999 Board of Directors consisted solely of Howard W. Lutnick.

      Compensation Philosophy

      Our executive compensation program is designed to integrate compensation with the achievement of our short and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executives.

      Executive compensation is comprised of three components: (i) a base salary, which is designed to attract talented employees and contribute to motivating and rewarding individual performance; (ii) an incentive bonus of cash, stock and/or options, which is intended to tie financial reward with the achievement of our short-term performance objectives; and (iii) a long-term incentive program, which is designed to promote the achievement of long-term performance goals and to align the long-term interests of our executive officers with those of our stockholders.

      The Compensation Committee generally intends that compensation paid to our Chief Executive Officer and the other Named Executive Officers not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the Committee's other objectives. Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain named executive officers in excess of $1 million, unless the payments result from "qualified performance-based compensation." The Compensation Committee has been advised that compensation paid in 1999 should not be subject to the limitation on deductibility under Code Section 162(m).

      Base Salary Compensation

      The Compensation Committee believes that the retention of executives who have developed the skills and expertise required to lead our organization is vital to our competitive strength. The Compensation Committee further believes that attracting other key employees who can supplement the efforts of our existing executives is absolutely critical. To this end, it is the Compensation Committee's policy to establish base pay at competitive levels.

      Incentive Bonus Compensation

      The Compensation Committee believes that compensation should vary with corporate performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. There were no bonuses paid to any executive officer in 1999.

      Grants of Stock Options

      It is the policy of the Compensation Committee to award stock options to our executive officers and other key employees in order to align their interests with those of our long-term investors and to help attract and retain these persons. The options, therefore, provide value to the recipients only if and when the market price of the Class A Common Stock increases above the option grant price. To that end, there is ongoing review by the Compensation Committee of the market price of the Class A Common Stock and the grant price of options. It is the Compensation Committee's goal to preserve this incentive as an effective tool in motivating and retaining executives.

      Options to purchase approximately 3,840,000 shares of the Class A Common Stock were granted by our 1999 Board of Directors to our executive officers. The Compensation Committee believes that the grant of these options, including, in particular, with respect to our executive officers, not only provides a meaningful long-term incentive to those individuals who have been identified as key to our future success, but helps retain the services of these persons and further links compensation to our overall performance.

      Compensation of Our Chief Executive Officer

      Compensation paid during 1999 to Mr. Lutnick was $280,000. No bonus was paid to Mr. Lutnick in 1999. Mr. Lutnick was granted options to purchase 2,500,000 shares of the Class A Common Stock in 1999, 500,000 of which were immediately exercisable and fully vested and 2,000,000 of which vest and become exercisable in five annual installments beginning December 10, 2000. In the future, the Compensation Committee will consider several factors in establishing our Chief Executive Officer's compensation package, including market pay practices, performance level, contributions toward achievement of strategic goals and our overall financial and operating success.

                              THE COMPENSATION COMMITTEE

                              Richard C. Breeden
                              Larry R. Carter
                              William J. Moran

                              1999 BOARD OF DIRECTORS

                              Howard W. Lutnick

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      By Management. The following table sets forth certain information, as of September 1, 2000, with respect to the beneficial ownership of our Common Equity by: (i) each director; (ii) each of the Named Executive Officers; and (iii) all executive officers and directors as a group. Each person listed below can be reached at our headquarters located at One World Trade Center, 103rd Floor, New York, NY 10048. Shares of the Class B Common Stock are convertible into shares of the Class A Common Stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of the Class B Common Stock is deemed to be the beneficial owner of an equal number of shares of the Class A Common Stock for purposes of this table.

                                                                       Beneficial Ownership(1)
                                                     ---------------------------------------------------------
                                                         Class A Common Stock          Class B Common Stock
                                                     ----------------------------  ---------------------------
                       Name                               Shares            %            Shares          %
--------------------------------------------------   ---------------   ----------  ----------------  ---------

Howard W. Lutnick.................................    38,960,929(2)     74.4%(3)     35,685,581(4)    100%(5)
Frederick T. Varacchi.............................          --             ___             --          --
Douglas B. Gardner................................          --             ___             --          --
Kevin C. Piccoli..................................          --             ___             --          --
Stephen M. Merkel(6)..............................         2,250             *             --          --
Richard C. Breeden(7).............................        29,167             *             --          --
Larry R. Carter(7)(8).............................        52,167             *             --          --
William J. Moran(7)...............................         9,667             *             --          --
Joseph P. Shea....................................          --             --              --          --

All executive officers and directors as a group
(9 persons).......................................    39,054,180        74.6%(9)     35,685,581       100%(5)


-------------------

*     Less than 1 %

(1) Based on information supplied by officers and directors, and filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The share amounts in the table do not reflect shares of the Class A Common Stock to be transferred to Messrs. Lutnick, Varacchi, Gardner, Merkel and Shea pursuant to deferred stock transfers by Cantor Fitzgerald, L.P. in connection with a modification of Cantor Fitzgerald, L.P. partnership units, which transfers are subject to forfeiture in the event of discontinued status as a limited partner or violation of certain provisions of the Cantor Fitzgerald, L.P. partnership agreement determined as of January 2001, July 2001 and January 2002.

(2) Consists of (1) 500,000 immediately exercisable options, (2) 8,800,000 shares of the Class B Common Stock held by Cantor Fitzgerald, L.P., (3) 26,885,581 shares of the Class B Common Stock held by Cantor Fitzgerald Securities and (4) 2,775,348 shares of the Class A Common Stock held by Cantor Fitzgerald Securities. Excludes 1.4 million shares of Class A Common Stock donated by Cantor Fitzgerald Securities to a public charity with respect to which Mr. Lutnick has the right to make non-binding recommendations regarding other charities to which the public charity might donate these shares. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities. CF Group Management, Inc. is the Managing General Partner of Cantor Fitzgerald, L.P. and Mr. Lutnick is the President and sole stockholder of CF Group Management, Inc.

(3) Percentage based on 16,160,238 shares of the Class A Common Stock and 35,685,581 shares of the Class B Common Stock outstanding on September 1, 2000 and 500,000 immediately exercisable options.

(4) Consists of (1) 8,800,000 shares of the Class B Common Stock held by Cantor Fitzgerald, L.P. and (2) 26,885,581 shares of the Class B Common Stock held by Cantor Fitzgerald Securities.

(5) Percentage based on 35,685,581 shares of the Class B Common Stock outstanding on September 1, 2000.

(6)   These shares are beneficially owned by Mr. Merkel's spouse.

(7)   Includes 6,667 immediately exercisable options.

(8) 45,500 shares are owned by Cavallino Ventures LLC, of which Mr. Carter is the President.

(9) Percentage based on 16,160,238 shares of the Class A Common Stock, 35,685,581 shares of the Class B Common Stock and 520,001 immediately exercisable options outstanding on September 1, 2000.

      By Others. The following table sets forth certain information, as of September 1, 2000, with respect to the beneficial ownership of our Common Equity by each person or entity known to us to beneficially own more than 5% of the Class A Common Stock, other than our officers and directors. Unless indicated otherwise, the address of each entity listed is One World Trade Center, New York, NY 10048, and each entity listed has sole voting and investment power over the shares beneficially owned. Shares of the Class B Common Stock are convertible into shares of the Class A Common Stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of the Class B Common Stock is deemed to be the beneficial owner of an equal amount of number of shares of the Class A Common Stock for purposes of this table.

                                                                       Beneficial Ownership(1)
                                                     ---------------------------------------------------------------------
                                                         Class A Common Stock        Class B Common Stock    Common Equity
                                                     ----------------------------  ------------------------  -------------
                       Name                               Shares            %           Shares        %(2)          %
--------------------------------------------------   ---------------   ----------  ----------------  ------       -----


Cantor Fitzgerald Securities.........................  29,660,929(3)    68.9%(4)      26,885,581      75.3%       57.2%
Cantor Fitzgerald, L.P...............................  38,460,929(5)    74.2%(6)    35,685,581(7)     100%        74.2%
CF Group Management, Inc.............................  38,460,929(8)    74.2%(6)    35,685,581(7)     100%        74.2%
Fred Alger(9)........................................     874,200        5.4%(10)         --           --          1.7%
Essex Investment Management Company(11)..............   1,156,050        8.0%(10)         --           --          2.2%


-------------------

(1) The share amounts in the table do not reflect shares of Class B Common Stock to be transferred by Cantor Fitzgerald, L.P. to its limited partners, including CF Group Management, Inc., pursuant to deferred stock transfers in connection with a modification of Cantor Fitzgerald, L.P. partnership units, which transfers are subject to forfeiture in certain circumstances determined as of January 2001, July 2001 and January 2002.

(2) Based on 35,685,581 shares of the Class B Common Stock outstanding on September 1, 2000.

(3) Consists of (1) 26,885,581 shares of the Class B Common Stock and (2) 2,775,348 shares of the Class A Common Stock.

(4) Percentage based on 16,160,238 shares of the Class A Common Stock and 26,885,581 shares of the Class B Common Stock outstanding on September 1, 2000.

(5) Consists of (1) 8,800,000 shares of the Class B Common Stock owned by Cantor Fitzgerald, L.P., (2) 26,885,581 shares of the Class B Common Stock owned by Cantor Fitzgerald Securities and (3) 2,775,348 shares of the Class A Common Stock owned by Cantor Fitzgerald Securities. Cantor Fitzgerald, L.P. is the managing partner of Cantor Fitzgerald Securities.

(6) Percentage based on 16,160,238 shares of the Class A Common Stock and 35,685,581 shares of the Class B Common Stock outstanding on September 1, 2000.

(7) Consists of (1) 8,800,000 shares of the Class B Common Stock owned by Cantor Fitzgerald, L.P. and (2) 26,885,581 shares of the Class B Common Stock owned by Cantor Fitzgerald Securities.

(8) Consists of (1) 26,885,581 shares of the Class B Common Stock held by Cantor Fitzgerald Securities, (2) 2,775,348 shares of the Class A Common Stock held by Cantor Fitzgerald Securities and (3) 8,800,000 shares of the Class B Common Stock held by Cantor Fitzgerald L.P. CF Group Management, Inc. is the Managing General Partner of Cantor Fitzgerald, L.P.

(9) Fred Alger Management, Inc. and Fred M. Alger III beneficially own the 874,200 shares of the Class A Common Stock as a group. They have shared voting and sole dispositive power with respect to the shares. The address of Fred Alger Management Inc. and Fred M. Alger III is One World Trade Center, Suite 9333, New York, NY 10048. Share numbers are based on filings under Section 13 of the Exchange Act, which may not reflect the current share ownership status.

(10) Percentage based on 16,160,238 shares of the Class A Common Stock outstanding on September 1, 2000.

(11) The address of Essex Investment Management Company is 125 High Street, Boston, MA 02110. Essex Investment Management Company has sole voting power with respect to only 943,485 shares of the Class A Common Stock. Share numbers are based on filings under Section 13 of the Exchange Act, which may not reflect the current share ownership status.

            PROPOSAL 2 - APPROVAL OF THE ADDITIONAL INVESTMENT RIGHT

General

      On April 26, 2000, we entered into a Subscription Agreement (a "Subscription Agreement") with each of The Williams Companies, Inc. ("Williams") and Dynegy Inc. ("Dynegy") for the purchase by each of a Unit (the "Unit") consisting of (i) 789,071 shares (the "Shares") of the Class A Common Stock, par value $0.01 per share, and (ii) warrants (the "Warrants") exercisable for the purchase of up to 666,666 shares of the Class A Common Stock, for an aggregate purchase price for the Unit of $25.0 million. The Warrants have a per share exercise price of $35.203125, a ten year term and are exercisable during the last 4 1/2 years of the term, subject to acceleration under certain prescribed circumstances intended to provide incentives to Williams and Dynegy to invest in four Qualified Verticals as described below. After executing its Subscription Agreement, Williams assigned the agreement and all corresponding rights and obligations to its affiliate, Williams Energy Marketing & Trading Company ("WEM&T").

      On June 5, 2000, after receipt of all approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we consummated the purchase and sale of the Units to each of WEM&T and Dynegy (the "Closing"). As an inducement to WEM&T and Dynegy to invest in us, we granted each of them registration rights with respect to the Shares and the Warrants pursuant to a Registration Rights Agreement, dated June 5, 2000, by and among WEM&T, Dynegy and us. The Shares are not transferable prior to the first anniversary of the Closing.

      Each of WEM&T and Dynegy agreed in its Subscription Agreement that, subject to the satisfaction of certain conditions, it will invest $2.5 million in at least four entities (the "Qualified Verticals") to be formed by us and Cantor within 12 months of the Closing (subject to extension for a period not to exceed six months under certain prescribed circumstances). We expect that each Qualified Vertical will be jointly owned by industry market participants, us and Cantor, and will establish a new vertical electronic and telephonic marketplace with us in which such Qualified Vertical will broker and possibly clear transactions for the industry market participants and other clients. The first Qualified Vertical, TradeSpark LP, which will operate an electronic and telephonic marketplace for North American wholesale transactions in natural gas, electricity, coal, sulfur dioxide and nitrogen dioxide emissions allowances and weather financial products, was formed on September 22, 2000. WEM&T is one of the initial industry market participant owners of TradeSpark and it is anticipated that Dynegy will become an industry market participant owner at a later date. Products that may be traded on other Qualified Verticals include natural gas liquids, petrochemicals, crude oil and bandwidth. Each of WEM&T and Dynegy will not necessarily invest in the same Qualified Verticals as the other. Each Subscription Agreement further provides that, in connection with up to four additional Qualified Verticals (the "Additional Investment Right"), WEM&T and, subject to certain limitations, Dynegy will be entitled to invest $25.0 million in shares of the Class A Common Stock at a 10% discount to the average trading price for the 10 trading days preceding the date of such party's investment in such new Qualified Vertical, or, under certain circumstances, the public announcement of the formation of such Qualified Vertical. Any shares of the Class A Common Stock purchased pursuant to the Additional Investment Right will be subject to a 12-month lock-up on transferability. Each Subscription Agreement noted that the Additional Investment Right is subject to stockholder approval, and we agreed to recommend the Additional Investment Right for approval at our next annual meeting of stockholders. Pursuant to the Subscription Agreement, Cantor agreed to vote the shares of our Common Equity beneficially owned by it in favor of the Additional Investment Right.

      Each Subscription Agreement also provides that, at such time as when WEM&T and Dynegy (or their permitted affiliate assignees) have made an aggregate equity investment in us of an amount equal to at least $100.0 million, valued on a cost basis (and for so long as such parties maintain ownership of equity securities having such cost basis), Cantor will use its best efforts to cause one designee jointly selected by WEM&T and Dynegy to be nominated to our Board of Directors and to vote its shares of our Common Equity in favor of such designee.

      Contemporaneously with the execution of the Subscription Agreements, we entered into a stock purchase agreement (the "Stock Purchase Agreement") with Cantor, as amended, providing for the purchase by us from Cantor (i) at the Closing, of 789,071 shares of the Class A Common Stock, representing half of the number of shares of the Class A Common Stock sold by us to WEM&T and Dynegy pursuant to the Subscription Agreements, for a purchase price of $25.0 million and (ii) of half of the number of shares to be purchased by WEM&T and Dynegy, in the aggregate, each time an Additional Investment Right is exercised for the same purchase price per share as is paid by WEM&T and Dynegy at the time.

      Immediately following the Closing, Cantor beneficially owned approximately 77% of our outstanding voting securities, and WEM&T and Dynegy each beneficially owned approximately 1.7% of the outstanding voting securities and each beneficially owned approximately 4.9% of the outstanding Class A Common Stock (in each case after giving effect to the conversion by Cantor prior to the Closing of certain shares of the Class B Common Stock into the Class A Common Stock as contemplated by the Stock Purchase Agreement).

      The sale of the Shares and Warrants was exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of such Act, as a transaction by an issuer not involving a public offering.

      It is expected that the net proceeds received from us from the sale of the Units, and any net proceeds to be received from us from the exercise of any Additional Investment Right (if approved by the stockholders), will be used for general working capital purposes.

      We have currently reserved 5,681,314 shares of the Class A Common Stock (a portion of which may be issued from treasury stock in connection with our purchase of the Class A Common Stock from Cantor pursuant to the Stock Purchase Agreement), for issuance upon exercise of the Additional Investment Right granted to WEM&T and Dynegy (such number based upon the closing sales price of the Class A Common Stock on the Nasdaq National Market on April 25, 2000), which number shall be adjusted from time to time so that an adequate number of shares are reserved at all times.

      The rules of the Nasdaq National Market require stockholder approval of the Additional Investment Right because of the potential issuance by us, in a private offering, of the Class A Common Stock representing 20% or more of the Class A Common Stock or voting power outstanding before the issuance at a price less than the current market value of the stock.

Reason for the Additional Investment Right and Recommendation of our Board of Directors

      The issuance and sale of the Unit and the grant of the Additional Investment Right were a result of arm's-length negotiations between us and each of Williams and Dynegy, and were effected in connection with the leveraging of our experience with financial markets to opportunities in non-financial, business-to-business markets. Dynegy and Williams are leaders in the energy marketplace, and we are therefore seeking to collaborate with them to create the state-of-the-art exchanges necessary to compete successfully in business-to-business energy verticals. The issuance and sale of the Unit and the grant of the Additional Investment Right are intended to assist in aligning the interest of Williams and Dynegy with those of our other stockholders and to provide an incentive to them to ensure the profitable operation of these verticals, thus facilitating our continued growth and financial success.

      For these reasons, our Board of Directors approved the transactions involving Dynegy and Williams described above, (and determined that the transactions were fair to, and in the best interests of, us and our stockholders, other than Cantor) and is recommending that the stockholders approve the Additional Investment Right. Our Board of Directors had also considered the opinion of UBS Warburg LLC, formerly Warburg Dillon Read LLC, dated April 26, 2000, to the effect that, as of such date, the transaction, as described in the Subscription Agreements and the exhibits thereto and the Stock Purchase Agreement, was fair, from a financial point of view, to our stockholders other than Cantor.

      Due to timing constraints, stockholder approval of the Additional Investment Right was not solicited prior to the Closing. All other aspects of the transactions involving Dynegy and Williams will not be affected by the outcome of the stockholders' vote on the approval of the Additional Investment Right.

Vote Required

      Approval of the Additional Investment Right requires the affirmative vote of the majority of the Total Voting Power present in person or by Proxy and entitled to vote on the matter at the Annual Meeting. Pursuant to the Subscription Agreements, Cantor has agreed to vote all of its shares of the Class A Common Stock and the Class B Common Stock beneficially owned by it, representing 95.6% of the Total Voting Power, in favor of the approval of the Additional Investment Right. Accordingly, the affirmative vote of Cantor will be sufficient to approve the Additional Investment Right regardless of the vote of our other stockholders on this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADDITIONAL INVESTMENT RIGHT.

                                PERFORMANCE GRAPH

      The performance graph below shows a comparison of the cumulative total return, on a dividend reinvestment basis, measured on December 10, 1999 (the date of our initial public offering) and on December 31, 1999 assuming $100 invested on December 10, 1999 in the Class A Common Stock, our selected peer group, and the S&P 500. Our peer group consists of Ariba, CommerceOne, Freemarkets, VerticalNet and Ventro, which also operate business-to-business electronic marketplaces. The returns of each peer group company have been weighted according to its stock market capitalization for purposes of arriving at a peer group average.

                             CUMULATIVE TOTAL RETURN
                   AMONG eSPEED, INC., S&P 500 AND PEER GROUP

                                               STARTING
                                                BASIS
              DESCRIPTION                    Dec 10, 1999    Dec 31, 1999
      -------------------------------------------------------------------
      ESPEED INC ($)                              $100.00         $161.65

      S & P 500 ($)                               $100.00         $105.89

      PEER GROUP ONLY ($)                         $100.00         $153.66

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Formation Transactions

      Concurrently with our initial public offering, Cantor contributed to us substantially all of our assets. These assets primarily consist of the proprietary software, network distribution systems, technologies and related contractual rights that comprise our eSpeed(SM) system. In exchange for these assets, we issued to Cantor 43,999,900 shares of the Class B Common Stock, representing approximately 98% of the voting power of our capital stock outstanding at the time. Cantor converted 3,350,000 of these shares into the shares of the Class A Common Stock which it sold in our initial public offering in December 1999.

      We entered into the agreements described below in connection with the formation transactions and to help define the terms of our relationship with Cantor in the future. In an effort to mitigate conflicts of interest between us and Cantor, we and Cantor have agreed that none of these agreements may be amended without the approval of a majority of our independent directors.

      Assignment and Assumption Agreements

      In December 1999, we entered into Assignment and Assumption Agreements with Cantor pursuant to which Cantor contributed to us rights and interests in the assets and contractual and other arrangements which comprise our eSpeed(SM) system. In consideration for the contribution of these assets, rights and interests, we issued to Cantor shares of the Class B Common Stock representing approximately 100% of the outstanding shares of our capital stock prior to our initial public offering and we assumed certain liabilities relating to the assets which Cantor contributed to us. These liabilities include accrued compensation and benefits and other accrued liabilities. Under the terms of the Assignment and Assumption Agreements, Cantor has agreed to indemnify us with respect to liabilities and losses we suffer which result from the operation of, and events relating to, the assets transferred to us prior to and in connection with their transfer. We have agreed to indemnify Cantor with respect to liabilities and losses which they suffer which result from our ownership and operation of these assets.

      Joint Services Agreement

      We have entered into a Joint Services Agreement with Cantor under which we and Cantor have agreed to collaborate to provide brokerage and related services to clients in multiple electronic markets for transactions in securities and other financial products. In addition, we may in our discretion collaborate on non-financial products. This agreement provides for a perpetual term. Under the agreement, we own and operate the electronic trading systems and are responsible for providing electronic brokerage services, and Cantor provides voice-assisted brokerage services, clearance, settlement and other fulfillment services and related services, such as credit and risk management services, oversight of client suitability and regulatory compliance, sales positioning of products and other services customary to brokerage operations.

      All information and data (other than information relating to bids, offers or trades or other information that is input into, created by or otherwise resides on an electronic trading system for financial products) created, developed, used in connection with or relating to the operation of and effecting of transactions in any marketplace are the sole property of Cantor or us, as applicable, on the following basis: (1) if the data relate to financial products, the data belong solely to Cantor, (2) if the data relate to a collaborative marketplace in which only products that are non-financial products are traded, the ownership of the data will be determined by Cantor and us on a case-by-case basis through good faith negotiations, (3) if the data relate to a marketplace in which we do not collaborate with Cantor but in which we provide electronic brokerage services and only non-financial products are traded, the data belong solely to us and (4) if the data relate to a non-collaborative marketplace that is not a marketplace in which we provide electronic brokerage services and in which financial products are traded, the data belong solely to Cantor. All right, title and interest in the data relating to bids, offers or trades or other information that is input into, created by or otherwise resides on an electronic trading system for financial products belong to Cantor. We have the right to use such data only in connection with the execution of transactions in such markets. We and Cantor have agreed to exclude the TradeSpark marketplace from the provisions of the Joint Services Agreement in order to enable us to enter into separate agreements with TradeSpark.

            Commission Sharing Arrangement

      Under this agreement, we and Cantor share revenues derived from transactions effected in the marketplaces in which we collaborate and other specified markets. We have agreed to collaborate with Cantor to determine the amount of commissions to be charged to clients that effect transactions in these marketplaces; however, in the event we are unable to agree with Cantor with respect to a transaction pricing decision, Cantor is entitled to make the final pricing decision with respect to transactions for which Cantor provides voice-assisted brokerage services and we are entitled to make the final pricing decision with respect to transactions that are fully electronic. We may not make a final transaction pricing decision that results in the share of transaction revenues received by Cantor being less than Cantor's actual cost of providing clearance, settlement and fulfillment services and other transaction services. In some cases, we receive the aggregate transaction revenues and pay a service fee to Cantor. In other cases, Cantor receives the aggregate transaction revenues and pays a service fee to us. The amount of the service fee and the portion of the transaction revenues that we and Cantor receive are based on several factors, including whether: (1) the marketplace is one in which we collaborate with Cantor; (2) the transaction is fully electronic or Cantor provides voice-assisted brokerage services; (3) the product traded is a financial product; and (4) the product is traded on the Cantor Exchange(SM). Generally, we share revenues as follows:

            Fully Electronic Transactions in Collaborative Marketplaces. If a transaction is fully electronic and is effected in a marketplace in which we collaborate with Cantor, we receive the aggregate transaction revenues and pay to Cantor a service fee equal to:

            o 35% of the transaction revenues, if the product is a financial product that is not traded on the Cantor Exchange(SM);

            o 20% of the transaction revenues, if the product is traded on the Cantor Exchange(SM); and

            o an amount determined on a case-by-case basis, if the product is not a financial product and is not traded on the Cantor Exchange(SM).

            Voice-Assisted Transactions in Collaborative Marketplaces. Generally, if Cantor provides voice-assisted brokerage services with respect to a transaction that is effected in a marketplace in which we collaborate with Cantor:

            o Cantor receives the aggregate transaction revenues and pays to us a service fee equal to 7% of the transaction revenues if the product is a financial product that is not traded on the Cantor Exchange(SM), other than in certain instances in which we receive the aggregate transaction revenues and Cantor receives a 35% service fee;

            o we receive the aggregate transaction revenues and pay to Cantor a service fee equal to 55% of the transaction revenues, if the product is traded on the Cantor Exchange(SM); and

            o we receive an amount determined on a case-by-case basis, if the product is not a financial product and is not traded on the Cantor Exchange(SM).

            Non-Collaborative Marketplaces Involving Electronic Brokerage Services. If a transaction is effected in a marketplace in which we do not collaborate with Cantor:

            o Cantor receives the aggregate transaction revenues and pays to us a service fee equal to 30% of the portion of the transaction revenues we would have received had we collaborated with Cantor, if Cantor either itself or through a third party provides electronic brokerage services in that marketplace;

            o we receive the aggregate transaction revenues and pay to Cantor a service fee equal to 20% of the transaction revenues, if the product is a financial product and we provide electronic brokerage services; and

            o we receive 100% of the transaction revenues and do not pay Cantor a service fee, if the product is not a financial product and we provide electronic brokerage services.

            Electronically Assisted Transactions in Non-Electronic Marketplaces. If a transaction is not effected in an electronic marketplace, but is electronically assisted, such as a screen assisted open outcry transaction, we receive 2.5% of the transaction revenues.

      In addition, if the electronic marketplace is collaborative with Cantor and the transactions relate to a gaming business, we receive a service fee equal to 25% of the net trading revenues.

      In the event that Cantor's direct costs payable to third parties for providing clearance, settlement and fulfillment services with respect to a transaction in a collaborative marketplace with respect to any financial product for any month exceed the direct costs incurred by Cantor to clear and settle a cash transaction in United States Treasury securities for such month, the cost of the excess is borne pro rata by Cantor and us in the same proportion as the transaction revenues and service fees for such transaction are to be shared. In the event that a client does not pay, or pays only a portion of, the transaction revenues relating to a transaction, then we and Cantor each bear our respective share of the loss based on the percentage of the transaction revenues we would otherwise have been entitled to receive with respect to such transaction.

            System Services

      We also provide to Cantor technology support services, including (1) systems administration, (2) internal network support, (3) support and procurement for desktops of end-user equipment, (4) operations and disaster recovery services, (5) voice and data communications, (6) support and development of systems for clearance, settlement and other fulfillment services,
(7) systems support for Cantor brokers, (8) electronic applications systems and network support and development for the unrelated dealer businesses with respect to which we do not collaborate with Cantor and (9) provision and/or implementation of existing electronic applications systems, including improvements and upgrades thereto, and use of the related intellectual property rights, having application in a gaming business. Cantor pays to us an amount equal to the direct and indirect costs, including overhead, that we incur in performing these services. We do not receive service fees and we are otherwise not entitled to share in transaction revenues relating to the system services that we provide to Cantor for unrelated dealer businesses. We have agreed not to use confidential information, including business plans and software, obtained from or used by Cantor in connection with the provision of these services to parties other than Cantor. For the purposes of the Joint Services Agreement, an unrelated dealer business means (1) Cantor's equity businesses as they exist from time to time, (2) Cantor's money market instruments and securities lending division, as they exist from time to time, (3) any business or portion thereof or activity in which Cantor acts as a dealer or otherwise takes market risk or positions, including in the process of executing matched principal transactions, providing the services of a specialist or market maker or providing trading or arbitrage operations and (4) any business not involving operating a marketplace.

            Intellectual Property

      Cantor has granted to us a license covering Cantor's patents and patent applications that relate to our eSpeed(SM) system. The license is perpetual, irrevocable, world-wide and royalty free and is exclusive, except in the event that (1) we are unwilling to provide to Cantor any requested services covered by the patents with respect to a marketplace and Cantor elects not to require us to do so, or we are unable to provide such services or (2) we do not exercise our right of first refusal to provide to Cantor electronic brokerage services with respect to a marketplace, in which events Cantor will have a limited right to use the patents and patent applications solely in connection with the operation of that marketplace. Cantor will cooperate with us, at our expense, in any attempt by us to prevent any third party infringement of our patent rights under the license.

      Cantor has also granted to us a non-exclusive, perpetual, irrevocable worldwide, royalty-free right and license to use the servicemarks "Cantor Exchange(SM)," "Interactive Matching(SM)" and "CX(SM)".

            Non-competition and Market Opportunity Provisions

      The Joint Services Agreement imposes the following performance obligations on us and restricts our ability to compete with Cantor and Cantor's ability to compete with us in the following circumstances:

o If Cantor wishes to create a new financial product marketplace, Cantor may require us to provide electronic brokerage services with respect to that marketplace. We must use our commercially reasonable efforts to develop an electronic trading system for that marketplace within a specified time period. If, after diligent effort, we are unable to do so, we have no liability to Cantor for our failure and Cantor may create and operate the marketplace in any manner that Cantor deems to be acceptable. Cantor's proposal to create a new marketplace must be commercially reasonable and Cantor must diligently pursue the development of the marketplace and cause the new marketplace to become operational within a specified time period.

o If Cantor wishes to create a new financial product marketplace and Cantor does not require us to develop an electronic trading system for that marketplace as described in the preceding paragraph, Cantor must, in any event, notify us of its intention to create the new marketplace. We will have a right of first refusal to provide electronic brokerage services with respect to that marketplace. We must use commercially reasonable efforts to develop and put into operation an electronic trading system for the marketplace within a specified time period. If we are able to do so, transactions in the marketplace will be subject to the revenue sharing arrangements described above. If we are unable to do so, or we elect not to provide electronic brokerage services with respect to the new marketplace, Cantor may provide or otherwise obtain electronic brokerage services for that marketplace in any manner that Cantor deems to be acceptable. Cantor's proposal to create a new marketplace must be commercially reasonable and Cantor must diligently pursue the development of the marketplace and cause the new marketplace to become operational within a specified time period.

o If Cantor wishes to create a new electronic marketplace for a product that is not a financial product, Cantor must notify us of its intention to do so. We will have the opportunity to offer to provide the electronic brokerage services with respect to the new marketplace. If Cantor rejects our offer, Cantor may operate the marketplace in any manner that Cantor deems to be acceptable.

o If we wish to create a new electronic marketplace for a financial product, we must notify Cantor of our intention to do so. Cantor will have a right of first refusal to provide the applicable voice-assisted brokerage services, clearance, settlement and other fulfillment services and/or related services for that marketplace. If Cantor (1) elects not to provide such services or
   (2) fails to notify us within a specified time period that it will provide such services, we may provide or otherwise obtain those services for that marketplace in any manner that we deem to be acceptable.

o If we wish to create a new electronic marketplace for a product that is not a financial product, we must notify Cantor of our intention to do so. Cantor will have the opportunity to offer to provide the applicable voice-assisted brokerage services, clearance, settlement and other fulfillment services and/or related services for that marketplace. If we reject Cantor's offer, we may create and operate the marketplace in any manner that we deem to be acceptable.

o  Subject to the exceptions described below, we may not directly or indirectly:
   (1) engage in any activities competitive with a business activity conducted by Cantor now or in the future; or (2) provide or assist any other person in providing voice-assisted brokerage services, clearance, settlement and other fulfillment services and/or related services. We are permitted to engage in these activities:

   o  in collaboration with Cantor;

   o with respect to a new marketplace involving a financial product, after Cantor has indicated that it is unable or unwilling to provide such voice-assisted brokerage services, clearance, settlement and other fulfillment services and/or related services with respect to that marketplace;

   o with respect to a new marketplace involving a product that is not a financial product, after having considered in good faith any proposal submitted by Cantor relating to the provision of those services; or

   o with respect to an unrelated dealer business in which we develop and operate a fully electronic marketplace.

o Subject to the exceptions described below, Cantor may not directly or indirectly provide or assist any other person in providing electronic brokerage services. Cantor is permitted to engage in these activities:

   o  in collaboration with us; or

   o with respect to a new marketplace, after (1) we have indicated that we are unable to develop an electronic trading system for that new marketplace within a specified time period or (2) we have declined to exercise our right of first refusal or have exercised our right of first refusal but are unable to develop an electronic trading system within a specified time period.

The unrelated dealer businesses retained by Cantor are expressly excluded from our rights of first refusal and the restrictions on Cantor's ability to compete with us. However, we may create fully electronic marketplaces in unrelated dealer businesses.

      We and Cantor are entitled to pursue and may enter into alliance opportunities, including strategic alliances, joint ventures, partnerships or similar arrangements, with third parties and consummate business combinations with third parties on the following basis only. If an alliance opportunity (1) relates to a person that directly or indirectly provides voice-assisted brokerage services and engages in business operations that do not involve electronic brokerage services, then Cantor is entitled to pursue and consummate a transaction with respect to that alliance opportunity, (2) relates to a person that directly or indirectly provides electronic brokerage services and engages in business operations that do not involve any voice-assisted brokerage service, then we are entitled to pursue and consummate a transaction with respect to that alliance opportunity or (3) is an alliance opportunity with respect to a person other than those described in clauses (1) and (2) above, then we and Cantor will cooperate to jointly pursue and consummate a transaction with respect to such alliance opportunity on mutually agreeable terms. A business combination includes a transaction initiated by and in which either we or Cantor is/are the acquirer involving (A) a merger, consolidation, amalgamation or combination, (B) any sale, dividend, split or other disposition of any capital stock or other equity interests (or securities convertible into or exchangeable for or options or warrants to purchase any capital stock or other equity equivalents) of the person, (C) any tender offer (including without limitation of a self-tender), exchange offer, recapitalization, dissolution or similar transaction, (D) any sale, dividend or other disposition of a significant portion of the assets and properties of the person (even if less than all or substantially all of such assets or properties), and (E) entering into any agreement or understanding, or the granting of any rights or options, with respect to any of the foregoing.

      Administrative Services Agreement

      We have entered into an Administrative Services Agreement with Cantor that states the terms under which Cantor provides certain administrative and management services to us. Cantor makes available to us some of its administrative and other staff, including its internal audit, treasury, legal, tax, human resources, corporate development and accounting staffs. Members of these staffs arrange for our insurance coverage and provide a wide array of services, including administration of our personnel and payroll operations, benefits administration, internal audits, facilities management, promotional sales and marketing, legal, risk management, accounting and tax preparation and other services. We reimburse Cantor for the actual costs incurred by Cantor, plus other reasonable costs, including reasonably allocated overhead and any applicable taxes. We have also entered into arrangements with Cantor under which we have the right to use certain assets, principally computer equipment, from Cantor relating to the operation of our eSpeed(SM) system. These assets are subject to operating leases with third party leasing companies. Under this provision of the Administrative Services Agreement, we have agreed to be bound by the general terms and conditions of the operating leases relating to the assets used by us. Under the Administrative Services Agreement, we provide sales, marketing and public relations services to Cantor. Cantor reimburses us for the actual costs incurred by us, plus other reasonable costs, including reasonably allocated overhead. The Administrative Services Agreement has a three-year term which will renew automatically for successive one-year terms unless canceled by either us or Cantor upon six months' prior notice; provided, however, that our right to use our New York space expires at the time that Cantor's lease expires in 2006 and our right to use our London office space expires at the earlier of (1) the time Cantor's lease expires in 2016 or (2) until Cantor ceases to be an affiliate of ours and Cantor asks us to vacate.

      Registration Rights Agreement

      Pursuant to the Registration Rights Agreement entered into by Cantor and us, Cantor has received piggyback and demand registration rights.

      The piggyback registration rights allow Cantor to register the shares of the Class A Common Stock issued or issuable to it in connection with the conversion of its Class B Common Stock whenever we propose to register any shares of the Class A Common Stock for our own or another's account under the Securities Act for a public offering, other than:

      o any shelf registration of shares of the Class A Common Stock to be used as consideration for acquisitions of additional businesses; and

      o  registrations relating to employee benefit plans.

      Cantor also has the right, on three occasions, to require that we register under the Securities Act any or all of the shares of the Class A Common Stock issued or issuable to it in connection with the conversion of its Class B Common Stock. No more than one of these registrations may be demanded within the first year after the closing of our initial public offering. The demand and piggyback registration rights apply to Cantor and to any transferee of shares held by Cantor who agrees to be bound by the terms of the Registration Rights Agreement.

      We have agreed to pay all costs of one demand and all piggyback registrations, other than underwriting discounts and commissions. All of these registration rights are subject to conditions and limitations, including (1) the right of underwriters of an offering to limit the number of shares included in that registration; (2) our right not to effect any demand registration within six months of a public offering of our securities; and (3) that Cantor agrees to refrain from selling its shares during the period from 15 days prior to and 90 days after the effective date of any registration statement for the offering of our securities.

Potential Conflicts of Interest and Competition with Cantor

      Various conflicts of interest between us and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of our capital stock, sales or distributions by Cantor of its shares of our common stock and the exercise by Cantor of control over our management and affairs. A majority of our directors and officers also serve as directors and/or officers of Cantor. Simultaneous service as an eSpeed director or officer and service as a director or officer, or status as a partner, of Cantor could create or appear to create potential conflicts of interest when such directors, officers and/or partners are faced with decisions that could have different implications for us and for Cantor. Mr. Lutnick, our Chairman and Chief Executive Officer, is the sole stockholder of the managing general partner of Cantor. As a result, Mr. Lutnick controls Cantor. Cantor owns shares of the Class A Common Stock and the Class B Common Stock representing approximately 95.6% of the

Total Voting Power. Mr. Lutnick's simultaneous service as our Chairman and Chief Executive Officer and his control of Cantor could create or appear to create potential conflicts of interest when Mr. Lutnick is faced with decisions that could have different implications for us and for Cantor.

      Our relationship with Cantor may result in agreements that are not the result of arm's-length negotiations. As a result, the prices charged to us or by us for services provided under agreements with Cantor may be higher or lower than prices that may be charged by third parties and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties. However, we intend that transactions between us and Cantor and/or its other affiliates will be subject to the approval of a majority of our independent directors. In addition, Cantor can compete with us under certain circumstances.

Consulting Services

      For consulting services provided to us and Cantor by Martin J. Wygod in connection with our initial public offering, we have issued to Martin J. Wygod or his designees warrants to purchase 135,000 shares of the Class A Common Stock. The warrants have a five-year term and are exercisable commencing on the first anniversary of the date of issuance at a price per share equal to the initial public offering price. The warrants are not transferable, other than to charities and trusts established for the benefit of Mr. Wygod's children and grandchildren.

      We granted Mr. Wygod piggyback and demand registration rights in connection with the warrants. The piggyback registration rights allow Mr. Wygod to have registered the shares of the Class A Common Stock issued or issuable upon exercise of the warrants and are substantially similar to the piggyback registration rights granted to Cantor. Mr. Wygod also has the right, on one occasion, to require that we register under the Securities Act of 1933 a minimum of 75% of the aggregate number of shares of the Class A Common Stock underlying the warrants. The demand registration right is only available when we are eligible to use Form S-3 to register the shares.

TradeSpark

      Please see Proposal 2 - Approval of the Additional Investment Right for a description of a related party transaction involving Williams, Dynegy, Cantor and us. A limited partnership named TradeSpark, LP ("TradeSpark"), the first Qualified Vertical, was formed on September 22, 2000 to operate an electronic and telephonic marketplace for North American wholesale transactions in natural gas, electricity, coal, sulfur dioxide and nitrogen dioxide emissions allowances and weather financial products. On that date, we made a cash investment in TradeSpark of $2.0 million in exchange for a 5% interest in TradeSpark, and Cantor made a cash investment of $4.25 million in TradeSpark and agreed to contribute to TradeSpark certain assets relating to its voice brokerage business in certain energy products in exchange for a 28.33% interest in TradeSpark. We and Cantor also executed an amendment to the Joint Services Agreement in order to enable each of us to engage in this business transaction. The remaining 66.67% interest in TradeSpark was purchased by energy industry market participants ("EIPs"). In connection with such investment, we entered into a perpetual technology services agreement with TradeSpark pursuant to which we will provide the technology infrastructure for the transactional and technology related elements of the TradeSpark marketplace as well as certain other services to TradeSpark in exchange for specified percentages of transaction revenues from the marketplace. Cantor also entered into an administrative services agreement with TradeSpark pursuant to which it will provide administrative services to TradeSpark at cost. We and Cantor each received representation rights on the management committee of TradeSpark in proportion to our ownership interests in TradeSpark.

      In order to provide incentives to the EIPs to trade on the TradeSpark electronic marketplace, which will result in revenues to us under the TradeSpark technology services agreement, we issued 5,500,000 shares of our Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock") and 2,500,000 shares of our Series B Redeemable Convertible Preferred Stock ("Series B Preferred Stock") to a limited liability company newly-formed by the EIPs ("EIP Holdings") to hold their investments in TradeSpark and the Series A and B Preferred Stock. The Series A Preferred Stock is convertible, at the option of the EIPs, into 10 year warrants ("Series A Warrants") to purchase up to 5,500,000 shares of Class A Common Stock at an excercise price of $27.94 per share. The Series B Preferred Stock is convertible, at the option of the EIPs, into 10 year warrants ("Series B Warrants") to purchase up to 2,500,000 shares of Class A Common Stock at an exercise price of $27.94 per share. Full convertibility of the Series A and B Preferred Stock into Series A and B Warrants, respectively, is subject to satisfaction of certain revenue thresholds and other conditions. If the conditions to full conversion are not satisfied, each share of Series A and B Preferred Stock which is not so convertible may be redeemed at our option, or converted at the option of the holder, for or into 1/100th of a share of Class A Common Stock. The Series A and B Warrants are exercisable immediately upon issuance. We granted the EIPs certain demand, piggyback and shelf registration rights with respect to the shares of Class A Common Stock issuable upon exercise of the Series A and B Warrants.

      In connection with its deliberations on our investment in TradeSpark and the issuance of the Series A and B Preferred Stock, our Board of Directors received an opinion from UBS Warburg LLC, dated September 20, 2000, to the effect that, as of such date, the transaction among us, Cantor, EIP Holdings and the EIPs in connection with the formation of TradeSpark was fair, from a financial point of view, subject to the assumptions and qualifications stated therein, to our stockholders, other than Cantor and other than any EIP that is our stockholder.

Municipal Partners

      On July 21, 2000, Cantor acquired the brokerage business of Municipal Partners, Inc. ("MPI") pursuant to an Asset Purchase Agreement by and among us, Cantor, MPI and the individuals signatory thereto for a cash payment of $1,500,000. In connection therewith, we issued to MPI's stockholders 28,374 shares of the Class A Common Stock (the "Restricted Stock") having a value at the date of issuance of $1,250,000 based on the average of the daily volume-weighted closing sales price of the Class A Common Stock as reported on the Nasdaq National Market for the 10 days preceding July 21, 2000. The Restricted Stock is subject to a lock-up, which will be released as to 1/3 of the shares on each of April 1, 2001, July 21, 2001 and July 21, 2002. Although the purchased assets are owned by Cantor, we are entitled to 100% of the revenues generated from any fully electronic transaction effected in a marketplace utilizing our eSpeed(SM) system pursuant to the Joint Services Agreement. In addition, in order to provide incentives to promote the use of our eSpeed(SM) trading platform in connection with the purchased business, we granted an aggregate of 28,374 restricted shares of the Class A Common Stock (the "Additional Stock") pursuant to our long-term incentive plan for an aggregate of $1,250,000 to certain employees and shareholders of MPI that joined Cantor (the "Holders") in exchange for interest-bearing promissory notes (the "Notes") in the same aggregate principal amount. The Additional Stock may be redeemed, at our option, by cancellation of the related Note if we do not receive $3,000,000 in electronic transaction revenues generated by Cantor's municipal bond brokerage business for any consecutive twelve-month period during the three years following the closing on July 21, 2000. The Holders were granted piggyback registration rights with respect to the Additional Stock.

Insider Compensation

      Joseph Shea, one of our directors, will receive a total of $250,000 from us in fiscal year 2000 as compensation for his services as one of our employees.

Indemnification by Cantor

      Although we do not expect to incur any losses with respect to pending lawsuits or supplemental allegations surrounding Cantor's limited partnership agreement, Cantor has agreed to indemnify us with respect to any liabilities we incur as a result of such lawsuits or allegations.

Reverse Repurchase Agreements

      We purchase overnight U.S. Treasury securities under agreements to resell with Cantor. At June 30, 2000, the overnight securities totaled $147,141,828, including accrued interest. The securities collateralizing the resell agreements are held under a custodial arrangement with a third party bank.

                              INDEPENDENT AUDITORS

      Upon the recommendation of the Audit Committee, our Board of Directors selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2000. One or more representatives of Deloitte & Touche LLP are expected to attend our Annual Meeting to respond to appropriate questions. They will have an opportunity to make a statement if they so desire. Material non-audit services will be approved by the Audit Committee prior to the rendering of such services after due consideration of the effect of the performance thereof on the independence of the auditors.

                            EXPENSES OF SOLICITATION

      The total cost of the Proxy solicitation will be borne by us. In addition to the mails, Proxies may be solicited by our directors and officers by personal interviews, telephone and telegraph. We have retained D.F. King & Co., Inc., New York, New York, to assist in the solicitation of Proxies for a fee estimated to be $5,000 plus reimbursement of out-of-pocket expenses. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at our Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection.

                              STOCKHOLDER PROPOSALS

      We intend to hold our 2001 Annual Meeting of Stockholders in or around June 2001. Stockholders are hereby notified that, if they intend to submit proposals for inclusion in our Proxy Statement and Proxy for our 2001 Annual Meeting of Stockholders, such proposals must be received by us no later than February 28, 2001 and must otherwise be in compliance with applicable Securities and Exchange Commission regulations.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act, requires our officers, directors and persons who beneficially own more than 10% of the Class A Common Stock to file reports of ownership of such securities with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission regulations to furnish us with copies of all
Section 16(a) forms they file.

      Based solely on a review of the copies of the forms furnished to us, we believe that for the fiscal year ended December 31, 1999 our officers, directors and 10% stockholders filed all required Section 16(a) forms on a timely basis, except for (1) an untimely filing by Mr. Merkel of a Form 4 to reflect shares of the Class A Common Stock purchased by his spouse at the time of our initial public offering and (2) an untimely filing by Mr. Moran of an amendment to his Form 3 to reflect shares purchased by him at the time of our initial public offering.

                                  MISCELLANEOUS

      Our Board of Directors knows of no other business to be presented at our Annual Meeting. If, however, other matters properly do come before our Annual Meeting, it is intended that the Proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such Proxies.

STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

                                    By Order of the Board of Directors,



                                    STEPHEN M. MERKEL
                                    Secretary

New York, NY
September 22, 2000

                                                                      Appendix A

                                  eSpeed, Inc.
                             Audit Committee Charter

                                Purpose and Role

The Audit Committee is a committee of the Board of Directors consisting solely of independent directors, as defined in NASD Rule 4200(a)(14). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

The Audit Committee's primary duties and responsibilities are to:

- Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

- Review and appraise the audit efforts of the Company's independent auditors and internal audit department; and

- Provide an open avenue of communication between the independent auditors, the internal audits department, senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities listed below.

                           Duties and Responsibilities

In order to fulfill its duties and responsibilities, the Audit Committee shall:

1. Meet at least four times a year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

2. Review and update the Committee's charter periodically, at least annually, as conditions dictate.

3. Recommend to the Board of Directors the appointment of or appoint the independent auditors, which shall be accountable to the Board and the Committee as representatives of the Company's stockholders, consider the auditors' independence and effectiveness, approve the fees and other compensation to be paid to the independent auditors, and, where appropriate, recommend to the Board the replacement of or replace the outside auditors.

4. Evaluate the performance of the independent auditors and approve any proposed discharge of the independent auditor when circumstances warrant.

5. Periodically assess the independence of the independent auditors and review the level of any management consulting or other services provided by the independent auditors, including, without limitation, (a) requiring the receipt from the independent auditors of a formal written statement delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard 1, (b) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and (c) taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditors.

6. Discuss with management and the independent auditors, the rationale for employing audit firms other than the principal independent auditors and review the level of any non-audit fees incurred.

7. Review and concur with the appointment, replacement, re-assignment or dismissal of the senior internal auditing executive.

8. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

9. Periodically consult with management and the independent auditors about significant financial risk exposures within the business, and assess the steps taken to monitor and control such exposures to the Company.

10. Consider and review with management and the independent auditors, the adequacy of the Company's internal controls (including computerized information system controls and security) and the integrity of the Company's financial reporting processes, both internal and external.

11. Review the regular internal reports to management prepared by the internal auditing department and management's response. Consider the extent to which any changes or improvements identified in the accounting practices and/or internal controls have been implemented.

12. Review any management letters and/or other reports issued by the independent auditors and consider management's response. Consider the extent to which any changes or improvements identified in the accounting practices and/or internal controls have been implemented.

13. Review the results of any audits or inspections conducted by the NASD or SEC and consider management's response. Consider the extent to which any findings or recommendations identified in the reviews have been addressed by management.

14. Review, in consultation with the independent auditors and the internal auditor, the annual audit scope and plan. Assess the coordination of audit effort to ensure completeness of coverage, reduction of redundant effort and the effective use of resources.

15. Following completion of the annual audit, review separately with management and the independent auditors:

     15.1.  the Company's annual financial statements and related footnotes;

     15.2.  the audit report and opinion issued by the independent auditors;

     15.3. any significant difficulties encountered during the course of the audit, including any restrictions in the scope of work or access to required information;

     15.4. any significant changes or modifications required in the independent auditors' audit plan;

     15.5. any serious difficulties or disputes with management encountered during the course of the audit or preparation of the financial statements; and

     15.6. any other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

16. Review an analysis prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements. Consider the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

17. Review major changes to the Company's accounting principles and practices as suggested by the independent auditors or management.

18. Review all SEC filings and other published documents containing financial data about the Company for reasonableness and consistency.

19. Review with financial management and the independent auditors the Quarterly Report on Form 10-Q prior to its filing or prior to the release of earnings.

20. Review the policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors or internal audit department.

21. Review management's monitoring of the Company's compliance with its code of conduct, and ensure that management has the proper review system in place to review that the Company's financial statements, reports and other financial information disseminated to government agencies and the public, satisfies all legal requirements.

22. Obtain reports from management and the independent auditors, showing that the Company's foreign affiliate and subsidiary entities are in conformity with applicable legal requirements and the Company's code of conduct.

23. Periodically meet with the independent auditors, the internal audit department and senior management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

24. Review with the Company's General Counsel at an executive session any legal or regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and/or programs and reports received from regulators.

25. Report Committee actions to the Board of Directors with such recommendations, as the Committee may deem appropriate.

26. Prepare a letter for inclusion within the annual report that describes the Committee's composition and responsibilities and how they were discharged.

27. Perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

Nor is it the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company's code of conduct.

eSPEED, INC.

                Annual Meeting of Stockholders - October 26, 2000

The undersigned hereby appoints Howard W. Lutnick and Frederick T. Varacchi, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A Common Stock (par value $.01) and Class B Common Stock (par value $.01) of eSpeed, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott World Trade Center Hotel, Three World Trade Center, New York, New York on Thursday, October 26, 2000, commencing at 10:00 a.m. (local time), and at any adjournment thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS AND FOR THE APPROVAL OF THE ADDITIONAL INVESTMENT RIGHT.

                    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please mark box [X] in blue or black ink.

1.  Election of       FOR all nominees listed below   / /
    Directors:

                      WITHHOLD AUTHORITY to vote      / /
                      for the nominees listed below


Nominees: HOWARD W. LUTNICK, FREDERICK T. VARACCHI, DOUGLAS B. GARDNER, RICHARD
C. BREEDEN, LARRY R. CARTER, WILLIAM J. MORAN AND JOSEPH P. SHEA

(Instructions: To withhold authority to vote for any one or more nominees, mark the "WITHHOLD AUTHORITY" box and write the name of the nominee or nominees in the space provided below.)


-----------------------------------

2.  Approval of the Additional Investment Right:        FOR           / /

                                                        AGAINST       / /

                                                        ABSTAIN       / /


                  (Continued and to be signed on reverse side)


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

                                  Please sign exactly as your name appears on the left. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                                  PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE
                                  ANNUAL MEETING [ ]

                                  Dated: __________________________, 2000



                                  ---------------------------------------
                                                 Signature


                                  ---------------------------------------
                                                 Signature

Please sign, date and return the proxy card using the enclosed envelope.



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